Exhibit 10.1

[Letterhead of Science Applications International Corporation]

November 16, 2005

Mark W. Sopp

2239 Paseo Saucedal

Carlsbad, CA 92009

Dear Mark,

I am pleased to offer you a position with Science Applications International Corporation (SAIC) as Chief Financial Officer and Executive Vice President, reporting directly to Ken Dahlberg.1 Your assigned office location will be in San Diego, California. Your weekly base salary will be $8,653.85, which is equivalent to a rate of $450,000.00 per year. We would like you to start work on November 28, 2005.

As a senior member of the SAIC management team, you will be eligible to participate in our annual incentive compensation plan, which has both a short-term and long-term component. Your target short-term performance bonus for SAIC fiscal year 2006 (FY06), which ends on January 27, 2006, and fiscal year 2007 (FY07), which ends on January 26, 2007 will be $400,000.00 with the potential for up to $600,000.00 for extraordinary performance, each year. Short-term bonuses are payable in cash and fully vested stock. You will also be eligible for a long-term performance bonus in the form of stock granted on option, the details of which will be explained in a separate letter. Your short-term bonus for FY06 will be based on both corporate performance and achievement of your FY06 objectives and will be pro-rated based on the number of months that you work during the fiscal year.

This offer of employment also includes a sign-on incentive that will provide you with a significant opportunity to participate in SAIC stock ownership. Specific information on the stock features of your employment offer will be covered in a separate letter.

As an employee of SAIC, you will be eligible to receive the fringe benefit package described in the enclosed documents and offer package CD-ROM. You will also be eligible for Company paid financial and tax planning services beginning February 1, 2006, the details of which will be provided to you in the next few months. Please review the CD-ROM, complete the following forms and return them to SAIC prior to your first day of work.2

Mutual Agreement to Arbitrate Claims

Invention, Copyright and Confidentially Agreement

Standards of Business Ethics and Conduct Certification

Employment Eligibility Certification (I-9) (w/required documents)

In addition, you will be offered the opportunity to enter into a Severance Protection Agreement with the Company that would provide you with certain benefits in the event your employment is terminated as a result of, or in connection with a Change in Control of the Company.

In the event that SAIC requires you to relocate to the East Coast, the Company will cover the cost of relocating you and your family. You will be reimbursed for the actual costs of relocating your household, including the cost of temporary living expenses, moving household goods, travel to the East Coast prior to relocation, and real estate

[1]	This offer is contingent upon your appointment as CFO by SAIC’s Board of Directors prior to your first day of work.
[2]	These documents must be completed, signed and returned to SAIC prior to your first day of work.

Mark W. Sopp

November 16, 2005

acquisition expenses. After your relocation expenses have been approved, SAIC will provide you with a one time “gross up” to your base salary to cover your federal, state and local income tax liability on the relocation benefits provided by SAIC.

SAIC has a strong policy against employee use of illegal drugs and substance abuse. Your employment offer is also contingent upon your successfully passing a medical laboratory screen for illegal drugs.

SAIC’s commitment to technical leadership, quality, ethics and employee ownership, combined with our extraordinary range of technologies, has made SAIC the largest employee-owned R&D company in the nation. It is our intention to foster an environment conducive to challenge and opportunity. In turn, your employment should enhance our professional capabilities and contribute to the future growth and success of the company.

This employment offer is effective through November 21, 2005. Please indicate your acceptance of this offer by signing this letter in the space provided below and returning it to Susan Doyle in the enclosed envelope, prior to the expiration date.

We look forward to a mutually rewarding association. Should you have any questions, please call me at (858) 826-2405.

Sincerely,

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

/s/ BERNIE THEULE
Bernie Theule Senior Vice President Corporate Human Resources

BT

Attachments (1)

Enclosures:

I accept the terms and conditions of this employment offer.

/s/ MARK W. SOPP	November 17, 2005
Mark W. Sopp	Date